Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-114088) on Form S-3 and (Nos. 333-63333, 333-128444, 333-42579, 333-147279, 333-172871, and 333-199898) on Form S-8 of RealNetworks, Inc. of our reports dated March 30, 2020, with respect to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of RealNetworks, Inc.
Our report dated March 30, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019 contains an explanatory paragraph that states that the Company acquired an additional 42% interest in Napster during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Napster’s internal control over financial reporting associated with 63% of total assets and 62% of total revenue included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Napster.

Our report dated March 30, 2020 on the consolidated financial statements contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and anticipates negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842 - Leases.

/s/ KPMG LLP
Seattle, Washington
March 30, 2020